                                                                    EXHIBIT 99.2

ITEM 7. SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

General

         Premier Bancshares, Inc. (the "Company") is a bank and thrift holding company organized and existing under the laws of the State of Georgia and headquartered in Atlanta, Georgia. At December 31, 1997, the Company had five subsidiaries: Premier Bank ("Premier Bank"), Premier Lending Corporation ("Premier Lending"), The Central and Southern Bank of Georgia ("Central and Southern Bank"), The Central and Southern Bank of North Georgia F.S.B. ("North Georgia") and Citizens Bank of Gwinnett ("Citizens Bank"). Through mergers completed subsequent to December 31, 1997, the Company added four more subsidiaries: Lanier Bank and Trust Company ("Lanier"), The Bank of Gwinnett County ("Gwinnett County Bank"), First Community Bank of Henry County ("Henry County Bank") and The Bank of Spalding County ("Spalding County Bank"). The Company was incorporated in 1988 under the laws of the State of Georgia.

         The Company is a locally-focused, community-oriented financial services holding company which offers various traditional banking services. Among these services are commercial finance (including asset-based loans), Small Business Administration ("SBA") lending, residential construction lending, residential mortgage loan origination and commercial real estate mortgage loan origination. The Company's knowledge of both its product lines and local markets allows it to compete effectively with larger institutions by offering a wide range of products while maintaining strong community relationships and name recognition within its markets. In addition, management believes that there continue to be increased opportunities in the retail and small commercial loan product market as larger competitors focus on the higher dollar and volume loan product markets.

         At December 31, 1997, through its eight wholly-owned financial institution subsidiaries, Premier Bank, The Central and Southern Bank, North Georgia, Citizens Bank, Lanier, Gwinnett County Bank, Henry County Bank and Spalding County Bank (collectively, the "Banking Subsidiaries", or "Banks"), the Company operated 28 banking offices located in the Atlanta metropolitan area and in northern and central Georgia. In these markets, the Banking Subsidiaries provide a broad array of community banking services, including: loans to small and medium-sized businesses; residential, construction and development loans; commercial real estate loans; consumer loans and a variety of commercial and consumer deposit accounts.

         In addition, through its wholly-owned mortgage banking subsidiary, Premier Lending, the Company operates eight mortgage loan production offices in the Atlanta metropolitan area and one in each of Jacksonville, Florida; Charleston, South Carolina; and Mobile, Alabama. Premier Lending is a retail originator of residential mortgage loans which are sold to correspondent mortgage investors and is an approved Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") seller-servicer of mortgage loans and an approved Department of Housing and Urban Development ("HUD") and Veterans Administration ("VA") mortgage originator.

         Acquisitions of unaffiliated financial institutions during the past two years have been a principal source of the Company's growth. On August 31, 1996, the Company acquired a thrift holding company then named Premier Bancshares, Inc.; on June 23, 1997, the Company acquired Central and Southern Holding Company, a bank and thrift holding company; on December 12, 1997, the Company acquired Citizens Gwinnett Bankshares, Inc., a bank holding company; on June 9, 1998, the Company acquired Lanier Bank & Trust Company; on July 1, 1998 the Company acquired Button Gwinnett Financial Corporation, a bank holding company; and on July 2, 1998, the Company acquired The Bank Holding Company, a bank holding company. The historical financial statements of the Company have been restated to give effect to these acquisitions which were accounted for as poolings of interests.

         On October 17, 1997, the Company acquired Traditional Mortgage Corporation ("Traditional"), a Georgia corporation specializing in mortgage banking, and merged Traditional with and into Premier Lending, adding five loan production offices to Premier Lending's existing franchise.

         The Company's principal executive offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at that address is (404) 814-3090.

         The following discussion should be read in conjunction with the Supplemental Consolidated Financial Statements, including the footnotes, and is qualified in its entirety by the foregoing and other more detailed financial information appearing elsewhere herein. Historical results of operations and the percentage relationships among any amounts included in the Supplemental Consolidated Statements of Income, and any trends which may appear to be inferable therefrom, should not be taken as being necessarily indicative of trends in operations or results of operations for any future periods.

         Comments in this Supplemental Management's Discussion and Analysis regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business and is pursuing a growth strategy that relies in part on the completion of acquisitions of bank holding companies and other financial institutions. There can be no assurance that in its highly competitive business environment, the Company will successfully implement its growth strategy.

AVERAGE BALANCES, INTEREST AND YIELDS

         The following table details average balances of interest-earning assets and interest-bearing liabilities, the fully taxable equivalent amount of interest earned/paid, assuming a 34% effective tax rate and the fully taxable equivalent yield/rate for each of the three years in the period ended December 31, 1997. Loan average balances include nonaccrual loans.

                                             1997                             1996                          1995
                               -----------------------------------------------------------------------------------------------
                                                         YIELD/                         YIELD/                        YIELD/
                                 BALANCE     INTEREST     RATE     BALANCE   INTEREST    RATE     BALANCE   INTEREST   RATE
                               -----------------------------------------------------------------------------------------------
                                                                   (dollars in thousands)
ASSETS
Loans, net of unearned
   interest(1)                  $   767,454    $79,409    10.35%    $593,697    $63,458   10.69%  $ 499,324 $ 53,700   10.75%
Short term investments                1,979        200    10.11%       9,501        446    4.69%      4,897      223    4.56%
Investment securities:
  Taxable                           181,598     11,555     6.36%     181,823     11,235    6.18%    163,093   10,111    6.20%
  Non-taxable                        25,801      2,171     8.41%      26,331      2,318    8.80%     22,167    1,859    8.39%
Federal funds sold and
   securities sold under
   agreements to repurchase          64,367      3,260     5.06%      76,108      3,781    4.97%     58,897    3,283    5.57%
                                ----------------------             --------------------           ------------------
Total interest earning assets     1,041,199    $96,595     9.28%     887,460     81,238    9.15%    748,378 $ 69,176    9.24%
                                             =========                         ========                     ========

Allowance for credit losses         (12,216)                         (10,965)                       (10,162)
Other assets                         91,976                           77,442                         72,524
                               =============                     ============                    ===========
Total assets                     $1,120,959                         $953,937                       $810,740
                               =============                     ============                    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing demand,
   Savings, and money market
   deposits                     $   277,462  $   9,765     3.52%    $242,417   $  8,110   3.35%    $188,047  $   6,076   3.23%
Time deposits                       519,345     29,838     5.75%     443,955     25,867   5.83%     381,739     22,170   5.81%
Repurchase agreements &
   advances                          31,737      2,446     7.71%      33,050      2,707   8.19%      37,872      2,348   6.20%
Other borrowings                     20,853        733     3.52%       1,694        127   7.50%       2,084        229  10.99%
                               -----------------------              -------------------            -------------------
Total interest-bearing
   liabilities                      849,397     42,782     5.04%     721,116    $36,811   5.10%     609,742    $30,823   5.06%
                                             =========                         ========                      =========

Demand deposits                     154,762                          129,005                        105,988
Other liabilities                    11,399                            9,221                          9,030
                               -------------                     ------------                   ------------
Total liabilities                 1,015,558                          859,342                        724,760

Redeemable preferred stock            2,446                            2,446                          2,446

Total shareholders' equity          102,955                           92,149                         83,534
                               -------------                     ============                   ============
Total liabilities and
   shareholders' equity          $1,120,959                         $953,937                       $810,740
                               =============                     ============                   ============

Net interest income                            $53,813                          $44,427                        $38,353

Net interest margin                                        5.17%                          5.01%                          5.12%
Net interest spread                                        4.24%                          4.05%                          4.18%

(1) Includes loan fees of $5,501,000, $5,029,000, and $4,210,000, for 1997,
1996, and 1995, respectively.

RATE - VOLUME ANALYSIS

         The following table shows a summary of the changes in interest income and interest expense on a fully taxable equivalent basis resulting from changes in volume and changes in rates for each category of interest-earning assets and interest-bearing liabilities for 1997/1996 and 1996/1995. Changes not solely attributable to a change in rate or volume are allocated proportionately relative to the total change of rate and volume.

                                     1997 VERSUS 1996                               1996 VERSUS 1995
                                     ----------------                               ----------------
                                    INCREASE (DECREASE)                           INCREASE (DECREASE)
                                     DUE TO CHANGE IN:                             DUE TO CHANGE IN:
                              VOLUME       YIELD/                            VOLUME       YIELD/
                            OUTSTANDING     RATE        TOTAL              OUTSTANDING     RATE       TOTAL
                           --------------------------------------        ---------------------------------------
                                                           (dollars in thousands)
Interest income on:
  Loans                        $18,572      $(2,621)   $15,951                $10,149      $ (391)      $9,758
  Short term investments          (353)         107       (246)                   210          13          223
Investment securities:
  Taxable                          (14)         334        320                  1,161         (37)       1,124
  Non-taxable                      (47)        (100)      (147)                   349         110          459
  Federal funds sold              (583)          62       (521)                   959        (461)         498
                           --------------------------------------        ---------------------------------------
Total interest income           17,575       (2,218)    15,357                 12,828        (766)      12,062

Interest expense on:
   Interest-bearing
     demand, savings and
     money market deposits
                                 1,172          483      1,655                  1,757         277        2,034
Time deposits                    4,393         (422)     3,971                  3,613          84        3,697
Repurchase agreements &
   advances                       (108)        (153)      (261)                  (299)        658          359
Other borrowings                 1,436         (830)       606                    (43)        (59)        (102)
                           --------------------------------------        ---------------------------------------
Total interest expense           6,893         (923)     5,971                  5,028         960        5,988
                           --------------------------------------        ---------------------------------------
Net interest income            $10,682      $(1,295)    $9,386              $   7,800    $ (1,726)      $6,074
                           ======================================        =======================================

LOANS

         A sound credit policy and careful, consistent credit review are vital to a successful lending program. The Banks operate under written loan policies which attempt to maintain a consistent lending philosophy, provide sound traditional credit decisions, provide an adequate return and render service to the communities in which the banks are located. Credit reviews and loan examinations help confirm that the Banks are adhering to these loan policies.

         The Banks make both secured and unsecured loans to individuals, firms and corporations, and both consumer and commercial lending operations include various types of credit for the Banks' customers. Secured loans include first and second real estate mortgage loans. The Banks also make direct installment loans to consumers on both a secured and unsecured basis.

The amount of loans outstanding by loan type at the indicated dates are shown in the following tables according to type of loan:

                                                                              DECEMBER 31
                                                        1997         1996        1995        1994        1993
                                                  --------------------------------------------------------------------
                                                                        (dollars in thousands)
 Commercial, financial and
  Agricultural                                        $  196,319   $ 181,437  $ 156,378   $ 118,969   $ 117,293
Real estate-construction                                 203,458     185,202    133,249      96,863      60,363
Real estate-mortgage                                     347,136     203,835    171,122     156,047     127,270
Consumer and other                                        61,013      61,987     60,626      62,563      90,636
                                                  ====================================================================
                                                      $  807,926   $ 632,461  $ 521,375   $ 434,442   $ 395,562
                                                  ====================================================================

Loans held for sale                                   $   62,738   $  26,550  $  27,304   $  27,602   $   4,446
                                                  ====================================================================

Percent of loans by category to total loans
   Excluding loans held for sale

Commercial, financial and agriculture                    24%          29%          30%          27%           30%
Consumer installment                                      8%          10%          12%          15%           23%
Real estate                                              68%          61%          58%          58%           47%
                                                   ===================================================================
                                                        100%         100%         100%         100%          100%
                                                   ===================================================================

         The maturity of real estate construction and commercial, financial and agricultural loans outstanding at December 31, 1997 are as follows:


LOAN MATURITIES

                                                                       REAL ESTATE       COMMERCIAL, FINANCIAL
                                                                       CONSTRUCTION        AND AGRICULTURAL
                                                                     ------------------------------------------
                                                                               (dollars in thousands)
                         In one year or less                             $156,644              $105,651
                         After one year but within five years              39,057                80,407
                         After five years                                   7,757                10,261
                                                                     ==========================================
                         Total                                           $203,458              $196,319
                                                                     ==========================================

         Of the real estate construction and commercial loans maturing after one year, approximately $80,000,000 have fixed rates and approximately $57,000,000 have variable rates.

         All loans carry some degree of risk. The risk is reflected in the supplemental consolidated financial statements by the allowance for credit losses, the amount of loans charged off and the provision for credit losses charged to operating expense. It is the Company's policy that when a loss is identified, it is charged against the credit loss allowance in the current period. The policy regarding recognition of losses requires immediate recognition of a loss if significant doubt exists as to principal repayment. In addition, consumer installment credit is generally recognized as a loss when it becomes 90 days or more past due, or the consumer has filed for protection under the bankruptcy laws. A loss will not be recognized if the underlying collateral or the customer's financial position makes a loss improbable.

         The Company's provision for credit losses is a reflection of actual losses experienced during the year and management's judgment as to the adequacy of the allowance for credit losses. Some of the factors considered by management in determining the amount of the provision and resulting allowance include: (1) credit reviews of individual loans; (2) charge-offs and recoveries in the current year; (3) growth in the loan portfolio; (4) the current level of the allowance in relation to total loans and to historical loss levels, (5) past due and nonaccruing loans; (6) collateral values of properties securing loans; (7) the composition of the loan portfolio (types of loans); and (8) management's estimate of future economic conditions and the resulting impact on the Company.

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES

The following table summarizes loan balances at the end of each year, average loans outstanding during the year and activity in the allowance for credit losses for each of the last five years.

                                                                            YEARS ENDED DECEMBER 31,
                                                                 1997         1996         1995      1994       1993
                                                          -------------------------------------------------------------
                                                                             (dollars in thousands)
Allowance for credit losses at beginning of year            $   11,493    $  10,328   $   9,560  $    9,701  $  10,022

Loans charged off:
    Commercial, financial, and agricultural                        229          138         479       1,212      1,859
    Real estate loans                                              229          196         690       1,384      1,113
   Consumer installment                                            528          568         974       1,804      4,034
                                                          -------------------------------------------------------------
       Total charged off                                           986          902       2,143       4,400      7,006
                                                          -------------------------------------------------------------

Recoveries of loans previously charged off:
    Commercial, financial, and agricultural                        420          217         462         594        290
    Real estate loans                                               62          258         221         357        286
    Consumer installment                                           742        1,167       1,826       2,198      1,986
                                                          -------------------------------------------------------------
       Total recoveries                                          1,224        1,642       2,509       3,149      2,562
                                                          -------------------------------------------------------------

    Net (recoveries) charge-offs                                  (238)        (740)       (366)      1,251      4,444
                                                          -------------------------------------------------------------

Allowance acquired (disposed of) in business
   combinations                                                    (74)           -         294         424          -
Provision for credit losses                                      1,699          425         108         686      4,123
                                                          =============================================================
Allowance for credit losses at end of year                  $   13,356    $  11,493   $  10,328  $    9,560  $   9,701
                                                          =============================================================

Loans outstanding, net of unearned interest,
   excluding held for sale                                  $  806,519    $ 631,490   $ 513,264  $  427,055  $ 388,608
                                                          =============================================================

Average loans outstanding, including held
   for sale, net of unearned interest                       $  767,454    $ 593,697   $ 499,324  $  408,964  $ 378,651

Ratio of net charge-offs (recoveries) to average
   net loans outstanding                                       (0.03%)      (0.12%)     (0.07%)        0.31%      1.17%

Ratio of allowance for credit losses to net loans
   (excluding held for sale) outstanding                        1.66%        1.82%       2.01%         2.24%      2.50%

       A coordinated effort is undertaken to identify risks in the loan portfolio for management purposes and to establish the credit loss provision and resulting allowance. A regular, formal and ongoing loan review is conducted to identify loans with unusual risks. The primary responsibility for this review rests with the management of the individual banks. Their work is supplemented with reviews by the Company's internal audit program and the use of external loan review firms. Bank regulatory agencies provide additional levels of review. This process provides information which helps in assessing the quality of the portfolio, assists in the prompt identification of problems and potential problems and aids in deciding if a loan represents a loss which should be recorded immediately or a risk for which an allowance should be maintained. Management believes this continuous effort will identify the majority of potential problem loans and recognize their impact on future earnings.

       If, as a result of the Company's loan review and evaluation procedures, it is determined that payment of interest on a commercial or real estate loan is questionable, it is the Company's policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a "cash basis" and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful. A loan can be reinstated to full accrual status when and if the borrower's financial condition and payment performance can justify sustainable performance of all conditions and terms of the loan.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

       The Company has allocated the allowance for credit losses according to the amount deemed to be reasonably necessary at each year end to provide for losses being incurred within the categories of loans set forth in the table below, based on the previous year's gross charge-offs in each category as a percentage of total charge-offs. The components of the allowance for credit losses for each of the past five years are presented below.

Allowance allocation by loan category

                                                1997         1996        1995        1994        1993
                                             -------------------------------------------------------------
                                                                (dollars in thousands)
Commercial, financial and agriculture          $  2,661    $  3,273     $  2,912      $2,747     $2,614
Consumer installment                              7,888       4,413        3,487       4,174      3,592
Real estate                                       2,807       3,807        3,929       2,639      3,495
                                             =============================================================
                                                $13,356     $11,493      $10,328      $9,560     $9,701
                                             =============================================================

       Although it is the Company's policy to immediately charge off all loan amounts judged uncollectible, historical experience indicates that certain losses exist in the loan portfolio, which have not been specifically identified. To anticipate and provide for these unidentifiable losses, the allowance for credit losses is established by charging the provision for loan loss expense against current earnings. No portion of the resulting allowance is in any way allocated or restricted to any individual loan or group of loans. The entire allowance is available to absorb losses from any and all loans.

       The following table presents nonperforming loans at December 31, 1997, 1996, 1995, 1994 and 1993. Nonperforming loans consist solely of loans which are contractually past due 90 days or more as to interest or principal payments and still accruing (past-due loans) and loans accounted for on a nonaccrual basis (nonaccrual loans).

NONPERFORMING LOANS

                                                PAST-DUE LOANS    NONACCRUAL LOANS
                                                --------------------------------------
                                                       (dollars in thousands)
December 31, 1997                                     $  766            $3,459
December 31, 1996                                        526             2,023
December 31, 1995                                        853             2,012
December 31, 1994                                        729             3,083
December 31, 1993                                      1,278             4,953

       Total interest income recognized on nonperforming loans for the year ended December 31, 1997 was $36,000. Additional interest income of $162,000 would have been recorded in 1997 if all nonperforming loans had performed in accordance with their original terms.

NONPERFORMING ASSETS

The following table analyzes nonperforming assets for each of the past three years.

                                                                  1997         1996           1995
                                                              ------------------------------------------
                                                                       (dollars in thousands)
Loans past due 90 days or more                                   $   766      $   526       $   853
Non accrual loans                                                  3,459        2,023         2,012
                                                              ------------------------------------------
   Total nonperforming loans                                       4,225        2,549         2,865

Other real estate                                                  1,349        2,406         2,574
                                                              ------------------------------------------
   Total nonperforming assets                                     $5,574       $4,955        $5,439
                                                              ==========================================


Nonperforming loans/Total loans, net of unearned*                   0.52%        0.40%         0.56%
Nonperforming assets/Total assets                                   0.46%        0.47%         0.67%

Loan loss allowance/Total loans, net of unearned*                   1.66%        1.82%         2.01%
Loan loss allowance/Nonperforming loans                           316.12%      450.88%       360.49%

*    Total loans excluding held for sale
The table above includes all loans which management considers being potential problem loans.

       The allowance for credit losses as a percentage of nonperforming loans (including loans past due 90 days or more) was 316% at December 31, 1997, compared to 451% at December 31, 1996. Management considers the current level of the allowance for credit losses more than adequate to absorb losses from loans in the portfolio. Management's determination of the adequacy of the allowance for credit losses, which is based on the factors and risk identification procedures previously discussed, requires the use of judgments and estimations that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the allowance, or the availability of new information, could cause the allowance for credit losses to be increased or decreased in future periods.

       Generally, the Company's market areas have not experienced rapid increases in real estate property values or significant overbuilding. Therefore, in management's opinion, collateral values for real estate loans in the Company's market areas should not be vulnerable to significant deterioration, as would other market areas that have experienced rapidly increasing property values and significant overbuilding. However, collateral values, are difficult to estimate and are subject to change depending on economic conditions, the supply of and demand for properties, and other factors. The Company attempts to mitigate the risky nature of real estate lending by adhering to conservative loan underwriting standards and by diversifying the portfolio within its market area and within industry groups.

INVESTMENT SECURITIES

       The carrying values of investment securities at the indicated dates are presented below:

                                                                    DECEMBER 31
                                                      1997              1996             1995
                                                 ---------------------------------------------------
                                                               (dollars in thousands)
U.S. Treasury and U.S. Government agencies           $106,507         $127,680          $107,811
State and Municipals                                   27,502           28,288            24,966
Mortgage-backed securities                             54,624           57,918            64,976
Other                                                   4,255            3,074             2,513
                                                 ---------------------------------------------------
Total                                                $192,888         $219,960          $200,266
                                                 ===================================================

       Investment portfolio policy stresses quality and liquidity. Expected maturities differ from contractual maturities because security issuers have the right to call or prepay obligations with or without call or prepayment penalties. Securities purchased during the last several years have primarily short to intermediate term maturities.

       The following table shows the contractual maturities of investment securities at December 31, 1997 and the average yields (for all obligations on a fully taxable basis assuming a 34% tax rate) on such securities:

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

                                DUE WITHIN ONE       DUE AFTER ONE         DUE AFTER FIVE
                                     YEAR          WITHIN FIVE YEARS      WITHIN TEN YEARS       DUE AFTER TEN YEARS
                                AMOUNT    YIELD     AMOUNT     YIELD     AMOUNT      YIELD       AMOUNT       YIELD
                              ----------------------------------------------------------------------------------------
                                                              (dollars in thousands)
U.S.   Treasury   and   U.S.
   Government agencies          $16,132    5.51%    $62,824     6.25%     $26,098    7.00%        $1,453      6.81%
State and Municipals              2,246    8.75%      7,181     8.45%       4,417    9.71%        13,658      8.39%
Mortgage-backed securities
                                  2,911    7.35%     10,771     6.23%      13,897    6.04%        34,584      6.26%
                              -----------         -----------           ----------            -------------
Total                           $21,289    5.79%    $80,776     6.19%     $36,873    6.77%       $49,695      6.12%
                              ===========         ===========           ==========            =============

       The estimated fair market value of the Company's investment portfolio at December 31, 1997, was approximately $1,271,000 above amortized cost. Market values vary significantly as interest rates change; however, management expects normal maturities in the portfolio to meet and exceed liquidity requirements.

       Of the tax-free securities rated by Moody's Investors Service, Inc., 93% are rated "A" or better. Non-rated securities are principally issued by various political subdivisions within the State of Georgia. The portfolio is carefully monitored to assure there is no unreasonable concentration of securities in the obligations of a single debtor.

LIQUIDITY AND CAPITAL RESOURCES

       Liquidity is an important factor in the financial condition of the Company and affects the Company's ability to meet the borrowing needs and deposit withdrawal requirements of its customers. Assets, consisting principally of loans and investment securities, are funded by customer deposits, borrowed funds, and retained earnings.

       The investment portfolio is one of the Company's primary sources of liquidity. Maturities of securities provide a constant flow of funds that are available for cash needs. Contractual investment securities that mature within one year total $21 million. However, mortgage-backed securities and securities with call provisions create cash flows earlier than the contractual maturities. Estimates of prepayments on mortgage-backed securities and call provisions on Federal agency and state and municipals increase the forecasted cash flow from the investment portfolio. Maturities in the loan portfolio also provide a steady flow of funds. The Company's liquidity also continues to be enhanced by a relatively stable core deposit base.

SELECTED STATISTICAL INFORMATION FOR DEPOSITS

       The following table summarizes average deposits and related weighted average rates for each of the three years in the period ended December 31, 1997.

                                                                 YEARS ENDED DECEMBER 31
                                                           1997                 1996                1995
                                                      AMOUNT     RATE      AMOUNT     RATE     AMOUNT    RATE
                                                   -------------------------------------------------------------
                                                                      (dollars in thousands)
Noninterest-bearing demand deposits                   $154,762             $129,005             $105,988
Interest-bearing demand, savings, and
   money market deposits                               277,462    3.52%     242,417    3.35%     188,047  3.23%
Time deposits                                          519,345    5.75%     443,955    5.83%     381,739  5.81%
                                                    ------------         ------------         ----------
Total average deposits                                $951,569    4.65%    $815,377    4.17%    $675,774  4.18%
                                                    ============         ============         ==========

The maturities of time deposits of $100,000 or more as of December 31, 1997 are presented below:

                                                                  (dollars in
                                                                  thousands)
                                                             ----------------------
               3 months or less                                     $   43,167
               Over 3 through 6 months                                  38,678
               Over 6 through 12 months                                 39,892
               Over 12 months                                           25,128
                                                              ---------------------
                                                                      $146,865
                                                              =====================

BORROWINGS

       For a detailed discussion of the borrowings of the Company, see note 7 to the Supplemental Consolidated Financial Statements included herein.

SHAREHOLDERS' EQUITY

       The Company maintains a ratio of shareholders' equity to total assets that is adequate relative to industry standards. The Company's ratio of shareholders' equity to total assets was 9.38% at December 31, 1997, compared to 9.16% at December 31, 1996 and 10.13% at December 31, 1995. The Company and the Subsidiary Banks are required to comply with capital adequacy standards established by the Federal Reserve and the FDIC. Currently, there are two basic measures of capital adequacy: risk-based measure and leverage measure.

       The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure and to enhance the value of holding liquid assets. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. Recently the Federal Reserve and the FDIC proposed that interest rate risk be considered in computing risk-based capital ratios.

       The minimum standard for the ratio of total capital to risk-weighted assets is 8%. At least 50% of that capital level must consist of common equity, undivided profits and noncumulative perpetual preferred stock, less goodwill and certain other intangibles ("Tier I capital"). The remainder ("Tier II capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, subordinated debt and a limited amount of the allowance for credit losses. The sum of Tier I capital and Tier II capital is "total risk-based capital."

       In addition, the Federal Reserve has established minimum leverage ratio guidelines for banking holding companies. The Federal Reserve has adopted a final rule which provides that the minimum ratio of Tier I capital to total assets less goodwill (the "leverage ratio") for the most highly-rated bank holding companies is 3.0 percent. The minimum leverage ratio for all other bank holding companies is 4.0 percent. Banking organizations with supervisory, financial, operational, or managerial weaknesses, as well as organizations that are anticipating or experiencing significant growth are expected to maintain capital ratios well above the minimum levels.

       The following table summarizes the Company's capital ratios at December 31, 1997 and 1996.

                                                                                         MINIMUM
                                                             1997        1996         REQUIREMENTS
                                                           ---------------------------------------------
Tier 1 Capital leverage ratio                                 13.47%        8.56%          3%

Tier 1 Risk-based capital ratio                               16.98%       11.81%          4%
Tier 2 Risk-based capital ratio                                1.25%        1.25%
                                                           -----------------------
Total Risk-based capital ratio                                18.23%       13.06%          8%

       A subsidiary of the Company issued $28.7 million of Preferred Securities in November 1997. The proceeds of sale of preferred securities qualifies as Tier 1 capital with respect to the risk-based capital guidelines established by the Federal Reserve. Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred securities which can be included in Tier 1 capital to 25% of total Tier 1 capital. A more complete discussion of the preferred securities can be found under note 8 of the Company's Supplemental Consolidated Financial Statements included herein.

          The preferred securities issued by a subsidiary of the Company along with the Company's sustainable internal growth rate have created the ability to take advantage of growth opportunities that may exist in the southeast region banking markets. The sustainable internal growth rate is computed by the following:

                                                       1997        1996
                                                   -------------------------

Return on Average Equity                              17.56%        14.20%
            X
Retention Rate (1-dividend payout ratio)              79.73%        66.04%
                                                   -------------------------
           =
Sustainable Internal Growth Rate                      14.00%         9.38%

          The Company's common stock has been traded on the American Stock Exchange (AMEX) since first quarter 1997 under the symbol "PMB." Prior to 1997, the stock was traded on a limited basis in the over-the-counter market and was included in the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") under the symbol "FABC."

          The following table sets forth quarterly high and low sales prices per share of common stock as reported by AMEX and NASDAQ for each of the last two years. Stock prices have been restated for the effect of stock splits payable to shareholders of record on March 6, 1997 and January 23, 1998.


                                                                              SALES PRICES
                                                                    ----------------------------------
                                                                         HIGH                LOW
                                                                    ----------------     -------------
       Year ended December 31, 1996
            First Quarter.....................................        $  6.55              $  5.91
            Second Quarter....................................           7.20                 6.19
            Third Quarter.....................................           7.75                 6.93
            Fourth Quarter....................................           7.85                 6.93

       Year ended December 31, 1997
            First Quarter.....................................      $  9.46              $  7.66
            Second Quarter....................................          11.67                 9.17
            Third Quarter.....................................          14.17                 9.83
            Fourth Quarter....................................          17.92                12.83

       First Quarter 1998 (through March 6, 1998)                      $26.44               $18.08

     As of September 17, 1998, the Company had approximately 2,236 shareholders of record.

     The following table presents dividends and earnings per share by quarter for each of the last two years. Dividends and earnings per share have been restated for the effect of stock splits. Stock prices have been restated for the effect of stock splits payable to shareholders of record on March 6, 1997 and January 23, 1998. In addition, earnings per share have been restated to conform to the requirements of FASB Statement No. 128 "Earnings Per Share."

                                              1997                       1996
                                     DIVIDENDS      EARNINGS     DIVIDENDS    EARNINGS
                                  -------------------------------------------------------
            First Quarter              $.05           $0.17       $.08           $0.13
            Second Quarter              .04            0.19        .01            0.13
            Third Quarter               .04            0.21        .02            0.12
            Fourth Quarter              .02            0.18        .07            0.15

          The board of directors has approved the Company's dividend policy of paying out a portion of earnings to shareholders on a regular basis. It is the current intent of the Company to increase the amount of dividends, given earnings growth, to a level that will provide a reasonable return to the shareholders of the Company.

          At December 31, 1997, under dividend restrictions imposed under federal and state laws, the Company's Banking Subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to the Company of approximately $9.1 million.

RESULTS OF OPERATIONS

NET INTEREST INCOME
TAX EQUIVALENT BASIS

          Net interest income for 1997, on a tax equivalent basis increased $9.4 million, or 21.1% from 1996. This increase can be attributed to the $153.7 million increase in average interest earning assets and especially to the $173.8 million increase in average loans outstanding. The average balance sheet for 1997 grew $167.0 million due to strong loan demand in the Company's markets. The net interest margin increased by 16 basis points as the Company's yields on earning assets increased while the cost of funds decreased. Management anticipates continued improvement in the net interest margin for 1998 as loan demand increases continue.

          Net interest income for 1996, on a tax equivalent basis increased $6.1 million, or 15.8% from 1995. This increase can be attributed to the $139.1 million increase in average interest earning assets. The average balance sheet for 1996 grew $143.2 million due to loan demand in the Company's markets. The net interest margin was decreased as the Company's yields on earning assets decreased while the cost of funds increased.

NET INTEREST MARGIN

          The table below illustrates the changes in the net interest margin over the past four years.

                                              1997                 1996                1995                 1994
                                     -------------------------------------------------------------------------------------
                                                    % OF                % OF                 % OF                 % OF
                                                   EARNING             EARNING              EARNING              EARNING
                                         AMOUNT     ASSETS    AMOUNT    ASSETS     AMOUNT    ASSETS     AMOUNT    ASSETS
                                     -------------------------------------------------------------------------------------
                                                                   (dollars in thousands)
Interest income                      $    95,857      9.21% $   80,450    9.07%  $   68,544    9.16% $  52,149     8.15%
Tax-equivalent adjustment                    738      0.07%        788    0.09%         632    0.08%       620      .10%
                                     ------------------------------------------------------------------------------------
Interest income, taxable equivalent       96,595      9.28%     81,238    9.15%      69,176    9.24%    52,769     8.25%
Interest expense                          42,782      4.11%     36,811    4.15%      30,823    4.12%    21,653     3.38%
                                     ------------------------------------------------------------------------------------
Net interest income, taxable
  Equivalent                              53,813      5.17%     44,427    5.01%      38,353    5.12%    31,116     4.86%
                                     =============          ===========          ===========         ==========

Average earning assets               $ 1,041,199            $  887,460           $  748,378           $639,915
                                     =============          ===========          ===========         ==========

PROVISION FOR CREDIT LOSSES

          The provision for credit losses is the charge to operating earnings necessary to maintain an adequate allowance for credit losses. Through the provision, the Company maintains an allowance for credit losses that management believes is adequate to absorb losses inherent in the loan portfolio. However, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination procedures, periodically review the Company's Subsidiary Banks' allowance for credit losses. Based on their judgments about information available to them at the time of their examination, such agencies may require the Company's subsidiary banks to recognize additions to their allowance for credit losses.

          Management's analysis of the allowance for credit losses, nonperforming assets, and net recoveries on a monthly basis concluded that the allowance was more than adequate given the risk resident within the loan portfolio. The allowance as a percent of total loans is 1.66%, nonperforming loans to total loans (net of unearned interest) is 0.52% and net recoveries as a percent of average loans (net of unearned interest) were .03% for the year ended December 31, 1997.

OTHER INCOME

          Total other income increased $7.2 million in 1997, or 42.8% as compared to 1996. The majority of the increase was due to an increase in mortgage banking income of $5.7 million, or 63.6%. The Company's mortgage operation continues to expand as the market for mortgages grows and interest rates remain low as well as through the Company's bank acquisition program. The operation is conducted through Premier Lending, a mortgage-banking subsidiary. Premier Lending is an approved Federal National Mortgage Association (Fannie
Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac) seller-servicer of mortgages. Premier Lending originates mortgages and simultaneously sells these loans under specified guidelines to investors. This pass through operation mitigates the potential interest rate risk normally associated with a mortgage lending operation.

          Total other income increased $4.1 million in 1996 as compared to 1995. The majority of the increase was associated with the Company's mortgage lending operation. Mortgage banking income increased $2.9 million during the period.

OTHER EXPENSE

          Total other expense increased $6.6 million in 1997, or 16.0% compared to 1996. Management anticipates continued increases in other expense during 1998, as the expansion into select markets will require additional expenses.

          Several areas that registered significant changes for the year were:

               . Salaries and employee benefits increased $4.3 million for the year due to the Company hiring staff for new branches, staffing increases necessary for the rapid growth of the Company's franchise, and the commission nature of the mortgage lending operations.

               . Net occupancy increased $1.1 million as three new branch banks became operational during the year.

               . Merger related expenses increased $0.8 million as the Company closed three acquisitions and engaged three others to close in early 1998.

          Total other expense increased $.4 million in 1996, or 3.8% compared to 1995.

          Several areas, which registered significant changes for the 1996 year, were:

               . Salaries and employee benefits increased $4.8 million for the year.

               .    Net occupancy increased $1.2 million for the year.

INCOME TAX

          The Company experienced pre-tax operating earnings of $27.4 million for 1997, which resulted in a tax provision of $9.4 million. The effective rate of 34.1% increased from an effective rate of 30.0% in 1996 as certain prior period operating losses and tax credits were no longer available during 1997. For more information on income taxes, see note 12 of the Supplemental Consolidated Financial Statements included herein.

OTHER INFORMATION

FOURTH QUARTER RESULTS

          The Company had net income of $4.4 million for the fourth quarter 1997. Return on average assets was 1.54%, return on average equity was 16.67%. The net interest margin was 5.15%, which compared to fourth quarter 1996's 4.75% resulting in an increase of 40 basis points.

INFLATION

          Inflation has an impact on financial assets that can be readily identified in a market value economy. However, the past several years have seen inflation fall to a level which has had a nominal effect on the banking industry.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("Statement 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Statement 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company will adopt the provisions of Statement 130 beginning in 1998. Adoption of Statement 130 by the Company is not expected to have a material impact on the Company's consolidated financial position or consolidated results of operations.

In June 1997, the FASB issued Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("Statement 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. The Company will adopt the provisions of Statement 131 beginning in 1998. The adoption is not expected to have a material impact on the Company's consolidated financial position or consolidated results of operations.

QUARTERLY RESULTS

          The quarterly information reported previously on Form 10-Q for the quarters indicated below have been restated to reflect mergers accounted for as poolings of interests. Net income per share has been restated for all periods presented to reflect stock splits payable to shareholders of record on January 23, 1998 and March 6, 1997 as well as to conform to the requirements of FASB Statement No. 128 "Earnings Per Share".

                                                                       1997 QUARTER ENDED
                                                  MARCH 31       JUNE 30       SEPTEMBER 30        DECEMBER 31
                                               --------------------------------------------------------------------
                                                          (dollars in thousands, except per share data)
Interest income                                    $22,021       $23,439           $24,676            $25,721
Interest expense                                     9,878        10,218            11,010             11,676
Net interest income                                 12,143        13,221            13,666             14,045
Provision for credit losses                            231           118               580                770
Securities gains (losses)                              (36)           (9)               20                 14
Earnings before income taxes                         5,549         7,076             7,800              7,020
Net income                                           4,034         4,618             5,031              4,394
Net income per share                                  0.17          0.19              0.21               0.18
Net income per share assuming dilution                0.16          0.19              0.20               0.17

                                                                       1996 QUARTER ENDED
                                                  MARCH 31       JUNE 30        SEPTEMBER 30        DECEMBER 31
                                               --------------------------------------------------------------------
                                                          (dollars in thousands, except per share data)
Interest income                                    $19,284       $10,688           $20,197            $21,281
Interest expense                                     8,727         8,896             9,313              9,875
Net interest income                                 10,557        10,792            10,884             11,406
Provision for credit losses                             19           167                67                172
Securities gains (losses)                              155             7                 -                  2
Earnings before income taxes                         4,712         4,552             4,145              5,290
Net income                                           3,218         3,211             2,872              3,780
Net income per share                                  0.13          0.13              0.12               0.15
Net income per share assuming dilution                0.13          0.13              0.12               0.14

IMPACT OF YEAR 2000

          With respect to its internal systems, the Company is taking steps to prepare both its information technology systems and its other equipment and machinery for the Year 2000 date change. The Company expects to substantially complete these efforts at the end of calendar year 1998, with testing to continue through 1999. Although the Company does not believe that it will incur any material costs or experience material disruptions in its business associated with preparing its internal systems for the Year 2000, there can be no assurances that the Company will not experience unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems. The Company is currently unable to estimate the most reasonably likely worst-case effects of the Year 2000 and does not currently have a contingency plan in place for any such unanticipated negative effects. The Company intends to analyze the worst-case scenarios and the need for such contingency planning once the measures described above have been completed and testing of the Company's systems for Year 2000 compliance has begun.

          The Company is currently unable to estimate whether it is exposed to significant risk of being adversely affected by Year 2000 noncompliance by third parties. During the third quarter of 1998, the Company intends to begin contacting third parties with which it has material relationships, including its material customers, to attempt to determine their preparedness with respect to Year 2000 issues and to analyze the risks to the Company in the event any such third parties experience significant business interruptions as result of Year 2000 noncompliance. The Company expects to complete this review and analysis and to determine the need for contingency planning in this regard by March 31, 1999.

FORWARD LOOKING STATEMENTS

          This Exhibit 99.1 contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including or related to future results of the Company (including certain projections and business trends).

          These and other statements, which are not historical facts, are based largely on current expectations and assumptions of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. Assumptions related to forward-looking statements include that the Company will continue to price and market its products competitively; that competitive conditions within its respective markets will not change materially or adversely; that the demand for the Company's products will remain strong; that the Company will retain key personnel.

          Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. When used in this Exhibit with respect to the Company, the words "estimate," "project," "intend," and "expect" and similar expressions are intended to identify forward-looking statements. Although the assumptions underlying the forward-looking statements are believed by the Company to be reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in the forward-looking information will be realized. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its business strategy or capital expenditure plans which may, in turn, affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that any strategy, objectives or other plans will be achieved. The forward-looking statements contained herein speak only as of the date hereof, and the Company does not undertake any obligation to publicly update or revise any of these forward-looking statements.


ITEM 7a.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

          The Company is exposed only to U.S. dollar interest rate changes and accordingly, the Company manages exposure by considering the possible changes in the net interest margin. The Company does not have any trading instruments nor does it classify any portion of the investment portfolio as held for trading. The Company does not engage in any hedging activities or enter into any derivative instruments with a higher degree of risk than mortgage backed securities which are commonly pass through securities. Finally, the Company has no exposure to foreign currency exchange rate risk, commodity price risk, and other market risks.

          Interest rates play a major part in the net interest income of a financial institution. The sensitivity to rate changes is known as "interest rate risk." The repricing of interest earning assets and interest-bearing liabilities can influence the changes in net interest income. As part of the Company's asset/liability management program, the timing of repriced assets and liabilities is referred to as Gap management. It is the policy of the Company to maintain a Gap ratio in the one-year time horizon of .80 to 1.20. The table below has two measures of Gap, regulatory and management adjusted. The regulatory Gap considers only contractual maturities or repricings. The management adjusted Gap considers such things as prepayments on certain interest rate sensitive assets and the circumstances under which core deposits are repriced. Although interest-bearing transaction accounts are available to reprice in the three-month window, historical experiences show these deposits more stable over the course of one year. The management adjusted Gap indicates the Company to be somewhat asset sensitive in relation to changes in market interest rates. Being asset sensitive would result in net interest income increasing in a rising rate environment and decreasing in a declining rate environment.

          The Company uses simulation analysis to monitor changes in net interest income due to changes in market interest rates. The simulation of rising, declining, and flat interest rate scenarios allow management to monitor and adjust interest rate sensitivity to minimize the impact of market interest rate swings. The analysis of the impact on net interest income over a twelve month period is subjected to a gradual 200 basis point increase or decrease in market rates on net interest income and is monitored on a quarterly basis. The most recent simulation model projects net interest income would increase 2.42% if rates rise gradually over the next year. On the other hand, the model projects net interest income to decline .80% if rate decline over the next year. Company policy states that net interest income cannot change over +/- 5% using this analysis and presently, the Company is within policy guidelines.

CUMULATIVE GAP ANALYSIS

                                                              REGULATORY
                                                                DEFINED
                                                                 1-YEAR
                                                            -----------------
                                                              (dollars in
                                                               thousands)

             Rate Sensitive Assets (RSA)                        $698,573
             Rate Sensitive Liabilities (RSL)                    745,949
                                                            =================
             RSA minus RSL (Gap)                                $(47,376)
                                                            =================

             Gap Ratio (RSA/RSL)                                    0.94
                                                            =================